Exhibit 10.9

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 29th day of June, 2010, by and among Michael Foods, Inc., a Delaware corporation having its principal executive offices in Minnetonka, Minnesota (the “Company”), and Mark Westphal (the “Executive”).

WHEREAS, Executive currently serves as a senior executive officer of the Company;

WHEREAS, concurrently herewith, MFI Acquisition Corporation is merging with and into M-Foods Holdings, Inc., the parent of the Company, pursuant to an Agreement and Plan of Merger dated as of May 20, 2010 (the “Transaction”);

WHEREAS, the Company recognizes the Executive’s substantial contribution to the growth and success of the Company, desires to provide for the continued employment of the Executive following the Transaction, and to make certain changes in the Executive’s employment arrangements with the Company, which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company’s senior management in the best interests of the Company and its shareholders; and

WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to the terms and conditions of this Agreement, including Section 3, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue in the employ of the Company, for the period commencing on the date hereof (the “Effective Date”) and ending on the second (2nd) anniversary of such Effective Date (the “Employment Period”), provided, however, that commencing on the second (2nd) anniversary of the Effective Date and each subsequent anniversary thereafter, the Employment Period shall automatically be extended for one (1) additional year. Each such additional year during which this Agreement shall be extended is referred to herein as a “Renewal Year.” The Initial Employment Period and all Renewal Years, collectively, are referred to hereinafter as the “Employment Period.”

2. Terms of Employment.

a. Position and Duties.

i. During the Employment Period, the Executive shall serve as Chief Financial Officer of the Company, with the appropriate authority, duties and responsibilities attendant to such position.

ii. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during his normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

b. Compensation.

i. Annual Base Salary. Effective immediately, and during the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of at least $450,000, the competitiveness of which shall be periodically reviewed and adjusted in accordance with Company policy. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

ii. Annual Bonus. During the Employment Period, the Executive shall participate in such bonus arrangements as may be approved by the Compensation Committee of the Board (the “Compensation Committee”) (the aggregate of all payments made under such bonus arrangements being herein referred to as the “Annual Bonus”). Executive’s aggregate bonus opportunity will be no less than 100% of Annual Base Salary and the “Target Bonus” will be no less than 65% of Annual Base Salary or greater as determined by the Compensation Committee. The Annual Bonus shall be paid within two and one-half (2 1/2) months of the end of the fiscal year of the Company to which it relates.

iii. Long-Term Incentive Plans. The Executive shall participate in long-term incentive plans including all stock option plans and other long-term incentive plans the Company may adopt from time to time on a basis no less favorable than that provided to any other executive officer of the Company.

iv. Other Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all compensation, incentive, employee benefit, welfare and other plans, practices, policies and programs and fringe benefits on a basis no less favorable than that provided to any other executive officer of the Company.

3. Termination of Employment.

a. Death or Disability. The Executive’s employment shall

terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties; provided that, in the event the Executive has been unable to perform his job responsibilities as a result of chronic illness, physical, mental or any other disability for two hundred and forty (240) or more days in any consecutive twelve (12) month period or two hundred and seventy (270) or more days in any consecutive twenty-four (24) month period, then the Company shall be able to terminate the Executive’s employment without providing the written notice referred to above (and the Disability Effective Date shall be the date of such termination). For purposes of this Agreement, “Disability” shall mean a determination by the Company in its sole discretion that Executive is unable to perform his job responsibilities as a result of chronic illness, physical, mental or any other disability for a period of six (6) months or more.

b. With or Without Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

i. the continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or

ii. the engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

iii. indictment for or conviction of a felony or the entry of a guilty or nolo contendere plea by the Executive with respect to any felony charge thereto.

iv. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer (while the Executive does not serve as such) or based upon the advice of counsel for the

Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii) or (iii) above, and specifying the particulars thereof in detail.

c. Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

i. the assignment to the Executive of any duties inconsistent with the Executive’s title and position (including status, offices and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a)(i) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; provided that it is specifically understood that within six (6) months of a Change in Control the Company shall have the flexibility to appoint the Executive to a reporting relationship different from that which existed prior to the Change in Control, to make an immaterial change in Executive’s duties, or to change the Executive’s title provided that Executive shall not have a stature less than that of Chief Financial Officer of a business unit of the size of the Company, and it is understood that equivalent positions may have different titles;

ii. any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement or, following a Change in Control, the failure by the Company to review and provide increases in Annual Base Salary in a manner that is consistent with the acquiror’s review and compensation policy for other senior executives, in each case other than an immaterial failure which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

iii. the failure of the Company upon a Change in Control to (A) continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by the Company which would materially and adversely affect Executive’s participation in or materially reduce Executive’s benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits to those provided to him prior to the Change in Control or those provided to similarly situated executives of the acquiror’s parent company and its subsidiaries, or (B) provide Executive with paid vacation in accordance with the most favorable past practice of the Company as in effect for Executive immediately prior to such Change in Control;

iv. any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement for Cause, death or Disability;

v. any failure by the Company to comply with and satisfy Section 9(c) of this Agreement; or

vi. any requirement that the Executive (A) be based anywhere more than fifty (50) miles from the office where the Executive is currently located or (B) travel on Company business to an extent substantially greater than the Executive’s current travel obligations.

d. Notice of Termination. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

e. Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for death or Disability, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (iii) if the Executive’s employment is terminated by the Executive, thirty (30) days after the giving of such notice by the Executive provided that the Company may elect to place the Executive on paid leave for all or any part of such thirty (30) day period.

f. Change in Control. “Change in Control” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any party or parties other than MFI Holding Corporation or its affiliates on an arm’s-length basis, pursuant to which (a) such party or parties, directly or indirectly, acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than fifty percent (50%) of the voting stock of the Company, (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, or (c) prior to an initial public offering of the Company Common Stock pursuant to an offering registered under the 1933 Act, GS Capital Partners VI Fund, L.P., a Delaware limited partnership, and its affiliates cease to have the ability to elect, directly or indirectly, a majority of the Board of Directors of the Company.

4. Obligations of the Company upon Termination.

a. Death or Disability. If, during the Employment Period, the Executive’s employment shall terminate on account of death or Disability:

i. the Company shall pay to the Executive or his estate or beneficiaries in a lump sum in cash within thirty (30) days after the Date of Termination the sum of (x) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (y) the product of (1) the Target Bonus and (2) a fraction, the numerator of which is the number of whole and partial months in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is twelve (12), to the extent not theretofore paid (the sum of the amounts described in clauses (x) and (y) shall be hereinafter referred to as the “Accrued Obligations”);

ii. to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive or his estate or beneficiaries any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice of or contract or agreement with the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

iii. the Company shall pay to the Executive or his estate or beneficiaries in cash an amount equal to the sum of (x) Executive’s current Annual Base Salary and (y) Target Bonus, payable in twenty-four (24) equal monthly installments in accordance with the Company’s regular payroll practices, commencing with the first regular payroll date occurring after the thirtieth (30th) day following the Date of Termination (to the extent such payments are made on account of the Executive’s death, the “Death Benefit”). If requested by the Company, the Executive agrees to cooperate with the Company in obtaining a corporate owned life insurance policy to finance the Death Benefit, or, at the Company’s election, a life insurance policy owned by the Executive in a similar amount. In the case of the latter, any payments under such policy will offset the Company’s obligations to provide the Death Benefit dollar for dollar.

b. By the Company for Cause; By the Executive Other than for Good Reason. If the Executive’s employment is terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination to the extent theretofore unpaid and (ii) the Other Benefits.

c. By the Company Other than for Cause, Death or Disability; By the Executive for Good Reason. lf, during the Employment Period, the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than for Cause and other than on account of death or Disability:

i. the Company shall pay to the Executive:

1. in one lump sum in cash within thirty (30) days after the Date of Termination, the Accrued Obligations; and

2. the amount equal to the sum of Executive’s current Annual Base Salary and Executive’s current Target Bonus, payable in twenty-four (24) equal monthly installments in accordance with the Company’s regular payroll practices, commencing with the first regular payroll date occurring after the thirtieth (30th) day following the Date of Termination; provided that the Executive executes and delivers the Release, which has become irrevocable prior to the thirtieth (30th) day following the Date of Termination.

ii. the Company shall provide the Executive with the Other Benefits.

d. Welfare Benefits. In the event of a termination described in Section 4(a) or 4(c), for a period of one (1) year following Executive’s Date of Termination the Company shall (i) continue to provide medical, dental and life insurance benefits to the Executive, his spouse and children under age twenty-five (25) on the same basis, including without limitation employee contributions, as such benefits are then currently provided to the Executive (“Welfare Benefits”); or (ii) provide the Executive with monthly payments sufficient to purchase such Welfare Benefits; provided that the provision of such Welfare Benefits or payments shall cease in the event Executive becomes eligible to receive comparable benefits from another employer (either because he becomes employed by, or becomes an independent contractor with respect to such employer).

e. Liquidated Damages. The benefits and amounts payable to Executive under this Section 4 shall be deemed liquidated damages.

5. Noncompetition and Nonsolicitation. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its subsidiaries’ trade secrets and other confidential information concerning the Company and such subsidiaries and that his services will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive agrees that:

a. Noncompetition. During the period commencing on the Effective Date and ending on the second (2nd) anniversary of the date Executive’s employment with the Company terminates (such period the “Restricted Period”), Executive shall not, for himself or on behalf of any other person, firm, partnership, corporation, or other entity, engage, directly or indirectly, as an executive, agent, representative, consultant, partner, shareholder or holder of any other financial interest, in (i) Cargill, Inc. or (ii) any business that competes with the Company in the business of the production, distribution or sales of eggs or egg products, refrigerated potato products or any other business engaged in by the Company at the time of termination of Executive’s employment with the Company (a “Competing Business”), it being understood that Executive’s activities shall not breach this Section 5(a)(ii) where Executive is employed by a person, firm, partnership, corporation or other entity engaged in a variety of activities, including the Competing Business but Executive is not engaged in or responsible for the Competing Business of such entity. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding publicly traded stock of any class of a Competing Business so long as Executive has no active participation in the business of such entity, except to the extent permitted above. Executive acknowledges that this Agreement, and specifically, this Section 5, does not preclude Executive from earning a livelihood, nor does it unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise.

b. Nonsolicitation. During the Restricted Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its subsidiaries within one hundred and eighty (180) days prior to the time such employee was hired by Executive, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or any of its subsidiaries and with which the Company or any of its subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or its subsidiaries in the one (1) year period immediately preceding Executive’s termination of employment with the Company.

c. Enforcement. The parties to this Agreement hereby agree and stipulate that (i) the restrictions contained in this Agreement are reasonable and necessary in order to protect the Company’s and its subsidiaries’ legitimate business interests and (ii) in the event of any breach or violation of this Agreement or of any provision hereof by Executive, the Company and its subsidiaries will have no adequate remedy at law and will suffer irreparable loss and damage thereby. The parties hereby further agree and stipulate that in the event of any such breach or violation, either threatened or actual, the Company’s and its subsidiaries’ rights shall include, in addition to any and all other rights available to the Company and its subsidiaries at law or in equity, the right to seek and obtain any and all injunctive relief or restraining orders available to it in courts of proper jurisdiction, so as to prohibit, bar, and restrain any and all such breaches or violations by Executive. The prevailing party to any legal action, arbitration or other proceeding commenced in connection with enforcing any provision of this Section 5, including without limitation, obtaining the injunctive relief provided by this Section 5 shall be entitled to recover all court costs, reasonable attorneys’ fees, and related expenses incurred by such party. Executive further agrees that no bond need be filed in connection with any request by the Company and its subsidiaries for a temporary restraining order or for temporary or preliminary injunctive relief. If the Executive is the prevailing party, any reimbursement made under this Section 5(c) shall be made no later than the later of (i) the end of the year in which the legal action, arbitration or other proceeding is finally resolved, and (ii) the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

d. Additional Acknowledgments. Executive acknowledges that the provisions of this Section 5 are in consideration of: (i) employment with the Company as its Chief Financial Officer, and (ii) additional good and valuable consideration as set forth in this Agreement, including, without limitation, the payments to be made under Section 4 hereof. In addition, Executive acknowledges (i) that the business of the Company and its subsidiaries is national in scope and without geographical limitation and (ii) notwithstanding the state of incorporation or principal office of the Company or any of its subsidiaries, or any of their respective executives or employees (including the Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement; provided that the Executive shall not be eligible for severance benefits under any other program or policy of the Company.

7. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

8. Excess Parachute Payments. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as from time to time amended (the “Code”), at a time when the common stock of the Company or any of its affiliates is not readily tradeable on an established securities market or otherwise, within the meaning of Section 280G(b)(5)(A)(ii) of the Code, the parties shall use their best efforts to satisfy the “shareholder approval requirements” of that section in a manner designed to preserve the full economic benefit to the Executive of any payments or benefits otherwise due to the Executive.

9. Successors.

a. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

c. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

10. Miscellaneous.

a. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

b. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Mark Westphal

111 4th Avenue North #203

Minneapolis, MN 55401

If to the Company:

Michael Foods, Inc.

301 Carlson Parkway

Suite 400

Minnetonka, MN 55305

Telecom/ Number: (952) 258-4911

Attention: General Counsel

with a copy to:

GS Capital Partners VI Fund, L.P.

200 West Street

New York, NY 10282-2198

Attn:	Adrian Jones
Oliver Thym
Nicole Agnew

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

c. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

d. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

e. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including; without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

f. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

g. Subject to the provisions of Section 3(d), there shall be no limitation on the ability of the Company to terminate the Executive at any time with or without Cause.

11. Section 409A Compliance.

a. Notwithstanding any other provision in this Agreement to the contrary, (i) any benefits to which the Executive becomes entitled under this Agreement due to the termination of the Executive’s employment, shall not be paid or provided until the Executive has incurred a “separation from service” with the Company within the meaning of Section 409A of the Code, if the earlier provision or payment would result in a violation of Section 409A of the Code and (ii) to the extent required by Section 409A of the Code, payment of such benefits shall commence no earlier than the earlier of (1) the first (1st) day of the first (1st) month commencing at least six (6) months following the date of the Executive’s separation from service with the Company or (2) the Executive’s death; provided, that any amount the payment of which is delayed by application of clause (ii) of this Section 11(a) shall be paid as soon as possible following the expiration of the applicable period under such clause (ii) with interest at the rate provided in section 1274(b)(2)(B) of the Code.

b. Notwithstanding anything to the contrary, no payment or benefits provided under this Agreement in respect of one taxable year shall affect the amounts payable in any other taxable year. No such amounts due to the Executive under this Agreement shall be subject to liquidation or exchange for another benefit.

c. It is intended that each installment of payments or benefits hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code.

**Remainder Of Page Intentionally Left Blank**

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Mark Westphal
Mark Westphal

MICHAEL FOODS, INC.

By:	/s/ James E. Dwyer
Name: James E. Dwyer
Title: Chief Executive Officer and President